Exhibit 10.2

INDEMNIFICATION AGREEMENT
THIS INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of [●], 2024, is entered into by and between Walgreens Boots Alliance, Inc., a Delaware corporation (the “Company”), and [ ] (“Indemnitee”).
WHEREAS, the Company has determined that providing adequate protection against legal liability and legal expenses is important to attracting and retaining highly competent and experienced persons to serve as directors and officers, or to provide certain other services to or at the request of the Company;
WHEREAS, the Company has determined that it is therefore reasonable, prudent, and necessary to indemnify and hold harmless, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law, and to provide contractual protections for such indemnification and advancement rights to avoid undue concern by such persons that they will not be adequately protected;
WHEREAS, Indemnitee serves as a director or officer of the Company, or otherwise provides similar services at the direction or request of the Company, its subsidiaries, or its affiliates;
WHEREAS, this Agreement is a supplement to and in furtherance of any rights to indemnification and advancement of expenses of Indemnitee under the Organizational Documents and any resolutions adopted pursuant thereto, as well as any rights of Indemnitee under any D&O Insurance, and this Agreement shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; and
WHEREAS, in order to induce Indemnitee to provide, or continue to provide, such services, the Company wishes to indemnify Indemnitee and advance their expenses to the fullest extent permitted by applicable law, and to agree to contractual protections for such indemnification and advancement rights.
NOW, THEREFORE, in consideration of the above premises and of Indemnitee’s service, and intending to be legally bound hereby, the parties agree as follows:
1.Certain Definitions. The following terms shall have the following meanings in this Agreement:
(a)“Board” means the Board of Directors of the Company.
(b)“Change of Control” has the same meaning as in the Walgreens Boots Alliance, Inc. 2021 Omnibus Incentive Plan or any successor plan.
(c)“D&O Insurance” means directors’ and officers’ liability insurance purchased by the Company.

(d)“Disinterested Director” means a director of the Company whom the Board reasonably determines is disinterested under applicable law with respect to the Proceeding for which indemnification or advancement is sought by Indemnitee.
(e)“Enterprise” shall mean the Company and any direct or indirect, wholly-owned or non-wholly-owned subsidiary of the Company, and any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise that Indemnitee is or was serving at the direction or request of the Company as a director, manager, officer, employee, trustee, fiduciary or agent.
(f)“Expenses” means any and all attorneys’ fees, retainers, filing fees and court costs, appeal bonds, discovery costs, fees and expenses of experts and other professionals, travel expenses, and all other disbursements or expenses of the types typically paid or incurred in connection with, or as a result of, investigating, prosecuting, defending, responding to, objecting to, being a deponent or witness in, or otherwise participating in (including on appeal) any Proceeding actually and reasonably paid or incurred in connection with (i) any Proceeding, (ii) for purposes of Section 4(b) only, seeking indemnification or advancement under this Agreement and/or (iii) seeking recovery under the D&O Insurance, in all cases to the extent related to or arising from one or more Indemnifiable Event.
(g)“Indemnifiable Costs” means any and all amounts actually and reasonably paid or incurred as (i) Expenses, (ii) liabilities, losses, judgments, damages, fines, penalties (whether civil, criminal, or other), and settlements, as well as any interest, assessments, or other charges imposed thereon, related to or arising from any Proceeding, and (iii) any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement, in all cases to the extent related to or arising from one or more Indemnifiable Events.
(h)“Indemnifiable Event” means any event or occurrence that takes place either prior to or after the execution of this Agreement related to (i) the fact that Indemnitee is or was a director or officer of the Company, or is or was providing similar services to the Company, its subsidiaries, or its affiliates, (ii) the fact that Indemnitee is or was serving at the direction or request of the Company as a director, manager, officer, employee, trustee, fiduciary, or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise, or (iii) anything done or not done by Indemnitee in any such capacity.
(i)“Independent Counsel” means a law firm or lawyer that is experienced in matters of corporate law and neither presently is, nor in the past 5 years has been, retained to represent (x) the Enterprise, (y) Indemnitee, or (z) any other party to the Proceeding at issue, in any matter (other than with respect to matters relating to indemnification and advancement), unless both the Company and Indemnitee expressly agree otherwise. Any party selecting a law firm or lawyer to serve as Independent Counsel shall in good faith select a law firm or lawyer that is qualified to practice and is nationally recognized or has a nationwide reputation in the United States.
(j)“Organizational Documents” means the Company’s certificate of incorporation and bylaws, each as in effect on the date hereof and as may be amended from time to time.

(k)“Proceeding” means any threatened, asserted, pending, or completed claim, counterclaim, cross claim, demand, action, lawsuit, arbitration, alternate dispute resolution process, inquiry, or investigation (including an internal investigation, or a regulatory or enforcement investigation), administrative or other process, hearing, appeal, or any other legal proceeding, whether brought by or in the right of the Company or by any other person, entity, or body, whether civil, criminal, administrative, arbitrative, or investigative, whether pursuant to federal, state, foreign, or other law, whether formal or informal, in all cases related to or arising from, in whole or in part, one or more Indemnifiable Events.
2.Agreement to Indemnify.
(a)General Agreement Regarding Indemnification. The Company shall indemnify, to the fullest extent permitted by applicable law, Indemnitee if Indemnitee is, or is threatened to be made, a party to or a participant or witness in any Proceeding, other than a Proceeding by or in the right of the Company for Indemnifiable Costs. The Company shall indemnify, to the fullest extent permitted by applicable law, Indemnitee if Indemnitee is, or is threatened to be made, a party to or a participant or witness in any Proceeding by or in the right of the Company for Expenses. For the avoidance of doubt, if Indemnitee is entitled to indemnification by the Company for some portion of Indemnifiable Costs or Expenses, as applicable, but not the total amount, the Company shall indemnify Indemnitee only for the portion thereof to which Indemnitee is entitled.
(b)Exception to Obligation to Indemnify. Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification pursuant to this Agreement:
(i)if indemnification would not be permitted under applicable law;
(ii)for any reimbursement of or payment to the Enterprise in connection with any bonus or other incentive-based or equity-based compensation, including reimbursement or payment pursuant to any policy of the Enterprise with respect to any compensation recoupment or “clawback” of compensation policy adopted by the Board or any committee thereof, or pursuant to the Securities Exchange Act of 1934, amended, or the Sarbanes-Oxley Act of 2002;
(iii)for an accounting or payment of profits from the purchase and/or sale by Indemnitee of securities of the Enterprise pursuant to the Securities Exchange Act of 1934, as amended, or similar state laws;
(iv)for any amounts paid by Indemnitee in any settlement effected without the Company’s consent (not to be unreasonably withheld); or
(v)in connection with any Proceeding (or any part thereof) initiated by Indemnitee, including any proceeding against the Enterprise or any director, manager, officer, employee, trustee, fiduciary, or agent of the Enterprise, unless (x) the Company has joined or the Board has consented to the initiation of such

Proceeding or (y) the Proceeding seeks enforcement of Indemnitee’s indemnification or advancement rights pursuant to Section 6 or seeks recovery under D&O Insurance, in which case Indemnitee’s indemnification and advancement rights for such Proceeding are governed by Section 6.
[For Officers: In furtherance of paragraph (b)(ii) of this Section 2, Indemnitee, in such Indemnitee’s capacity as an officer of the Company, hereby agrees to abide by the terms of any compensation recoupment or clawback policy adopted by the Board or any committee thereof, including but not limited to any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Securities Exchange Act of 1934, as amended, (a "Clawback Policy"), including, without limitation, by returning any compensation to the Company to the extent required by, and in a manner permitted by, the Clawback Policy, and hereby understands and agrees that Indemnitee shall not be entitled to any (x) indemnification for any liability (including any amounts owed by Indemnitee in a judgment or settlement of any Proceeding involving any reimbursement of the Company by Indemnitee of any compensation pursuant to any Clawback Policy (a “Clawback Proceeding”)) or loss (including judgments, fines, taxes, penalties or amounts paid in settlement by or on behalf of Indemnitee) incurred by Indemnitee in connection with any Clawback Proceeding or (y) indemnification or advancement of Expenses (including attorneys' fees) from the Company and or any subsidiary of the Company incurred by Indemnitee in connection any Clawback Proceeding; provided, however, if Indemnitee is successful on the merits in the defense of any claim asserted against Indemnitee in a Clawback Proceeding, Indemnitee shall be indemnified for the Expenses (including attorneys' fees) Indemnitee reasonably incurred to defend such claim. Indemnitee agrees and acknowledges that the compensation Indemnitee has or will receive from the Company or any of its subsidiaries constitutes fair and adequate consideration in exchange for the waiver and agreement provided by Indemnitee in this paragraph.]
3.Reviewing Party.
(a)Definition of Reviewing Party. Upon written request by Indemnitee for indemnification pursuant to Section 7(a), a determination, if required by applicable law, with respect to Indemnitee's entitlement thereto shall be made. The person(s) or body who shall make such determination (the “Reviewing Party”) shall be: (i) the Disinterested Directors, acting by a majority vote of Disinterested Directors even if less than a quorum of the Board; (ii) a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Board; or (iii) if there are no Disinterested Directors or if such Disinterested Directors so direct, Independent Counsel selected by the Company in good faith (subject to the consent of Indemnitee, not to be unreasonably withheld); provided, however, the Reviewing Party shall be Independent Counsel selected by Indemnitee in good faith (subject to the consent of the Company, not to be unreasonably withheld) at the time Indemnitee first requests indemnification, if there has been a Change of Control within 2 years prior to the date of the commencement of the Proceeding for which indemnification claimed.
(b)Written Opinion By And Payment Of Independent Counsel. If the Reviewing Party is Independent Counsel, the Independent Counsel shall render a written opinion to the Company and Indemnitee stating whether and to what extent Indemnitee should be indemnified. The Company agrees to pay the reasonable fees of Independent Counsel and to indemnify fully Independent Counsel against any and all expenses (including without limitation attorneys’ fees), claims, liabilities, loss, and damages arising out of or relating to the engagement of Independent Counsel pursuant this Agreement.
4.Determination Process.
(a)Indemnification Determination.
(i)The determination with respect to Indemnitee’s entitlement to indemnification shall be made by the Reviewing Party not later than 30 days after receipt by the Company of a written request for indemnification pursuant to Section 7(a) and of all documentation and information reasonably requested by the Reviewing Party. Indemnitee shall cooperate with the Reviewing Party, including, without limitation, by providing to the Reviewing Party upon reasonable request any documentation or information which is not privileged or otherwise protected from disclosure, and which is reasonably available to Indemnitee.
(ii)If the Reviewing Party determines that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding, unless (x) such indemnification is expressly prohibited by applicable law or (y) Indemnitee made a materially false or misleading statement in connection with the request for indemnification. The Company shall not assert in any judicial proceeding that the procedures and presumptions of this Agreement are not valid, binding, and enforceable, and if requested by Indemnitee shall stipulate in any such proceeding that the Company is bound by all the provisions of this Agreement.
(iii)If the Reviewing Party fails to determine that Indemnitee is not entitled to indemnification within the time limitation in Section 4(a)(i), the Reviewing Party shall be deemed to have determined that Indemnitee is entitled to indemnification and the provisions of Section 4(a)(ii) shall apply.
(iv)If Indemnitee is determined to be entitled to indemnification, Indemnitee shall receive payment from the Company in accordance with this Agreement within 10 days after the determination, whether such determination is under Section 4(a)(ii) or Section 4(a)(iii).
(v)Notwithstanding anything in this Agreement to the contrary, to the extent that Indemnitee has been successful on the merits in defense of any Proceeding, Indemnitee’s Expenses for such Proceeding shall be indemnified by the Company without need for any determination by the Reviewing Party and regardless of whether the Reviewing Party has made any determination with respect to whether Indemnitee is entitled to indemnification. The parties agree that success on the merits includes, but is not limited to, any termination of any claim, issue or matter in such a Proceeding by dismissal (with or without prejudice).
(b)Suit to Enforce Rights. If (i) indemnification pursuant to Section 2 and Section 4(a) is not paid within the time period required by Section 4(a)(iv), (ii) Expenses are not advanced pursuant to Section 5 within the time period permitted by that Section, or (iii) the Reviewing Party determines pursuant to Section 4(a) that Indemnitee is not entitled to indemnification under this Agreement, then Indemnitee shall have the right to commence a Proceeding in the Delaware Court seeking to enforce the Indemnitee’s indemnification and/or advancement rights, and/or challenging any determination by the Reviewing Party. Indemnitee’s indemnification and advancement rights for such a Proceeding are governed by Section 6.
(c)Defense to Indemnification, Burden of Proof, and Presumptions.
(i)When determining whether Indemnitee is entitled to indemnification, to the maximum extent permitted by applicable law the Reviewing Party shall presume that Indemnitee has satisfied the applicable standard of conduct, including presuming that Indemnitee acted in good faith and in the best interests of the Enterprise, and shall presume that Indemnitee is entitled to indemnification under this Agreement. This presumption shall only be overcome by clear and convincing evidence.
(ii)When determining whether Indemnitee is entitled to indemnification, to the maximum extent permitted by applicable law the Reviewing Party shall not presume that Indemnitee did not satisfy the applicable standard of conduct, regardless of, among other things, any judgment, conviction, or order in any Proceeding.
(iii)It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement that it is not permissible under applicable law for the Company to indemnify or advance the amount sought.
(iv)The knowledge or actions, or failures to act, of any other director, manager, officer, employee, trustee, fiduciary, or agent of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.
5.Advancement.
(a)General Agreement Regarding Advancement. The Company shall to the fullest extent permitted by applicable law advance Expenses to Indemnitee prior to the ultimate determination on indemnification. The Company shall pay advanced Expenses (i) within 20 days after receipt by the Company of a written request for such advancement by Indemnitee accompanied by reasonable supporting documentation and information, and (ii) in conformity with the

Company’s standard terms for payment of similar fees and expenses to the extent those terms are not in conflict with the terms of this Agreement.
(b)Exception to Obligation to Advance. Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to advancement of Expenses pursuant to this Agreement pursuant to Section 2(b) as applied to advancement rather than indemnification.
(c)Undertaking. This Agreement shall constitute a written undertaking by Indemnitee to repay to the Company any advanced Expenses if and only to the extent that Indemnitee is ultimately determined to not be entitled to indemnification for such Expenses. Advances shall be made without regard to Indemnitee’s ability to repay the Expenses. Indemnitee’s obligation to reimburse the Company for advanced Expenses shall be unsecured and no interest shall be charged. If, as provided in Section 4, Indemnitee has commenced a Proceeding in the Delaware Court seeking a determination that Indemnitee is entitled to be indemnified, Indemnitee shall not be required to reimburse the Company for any advanced Expenses until a final, non-appealable judgment is entered with respect to that claim.
6.Indemnification for Expenses Incurred in Enforcing Rights. Notwithstanding anything in this Agreement to the contrary, the Company (i) shall advance Indemnitee’s Expenses related to reasonably (x) seeking indemnification or advancement by the Company under this Agreement or the Organizational Documents, or otherwise enforcing such rights, or (y) seeking recovery under the D&O Insurance, and (ii) shall indemnify Indemnitee for such Expenses only if Indemnitee is wholly successful on the underlying claims (and, if indemnification is not wholly successful on the underlying claims, then such indemnification shall be only to the extent Indemnitee is successful on such underlying claims).
7.Notification and Defense of Proceeding.
(a)Notice. Indemnitee will promptly notify the Company in writing after learning of any Proceeding, if Indemnitee may or will seek advancement or indemnification in connection with such Proceeding. The written notification to the Company shall include a description of the nature of the Proceeding and the facts underlying the Proceeding. The failure to promptly notify the Company shall not relieve the Company from any indemnification or advancement obligations to Indemnitee under this Agreement or otherwise, except to the extent the Company has been prejudiced. After receipt of such notification, the Company shall notify the D&O Insurance carriers to the extent such Proceeding is potentially insurable, and will provide a copy of such notice and subsequent correspondence to Indemnitee if reasonably requested. To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of such Proceeding.
(b)Defense. With respect to any Proceeding for which the Company is advancing Expenses, the Company will be entitled to participate in the Proceeding at its own expense, and the Company may assume the defense thereof with counsel selected by the Company. After notice from the Company to Indemnitee of its election to assume the defense of any Proceeding, the Company will not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently incurred by Indemnitee in connection with the defense of such Proceeding except as provided in Section 7(d).
(c)Selection of Counsel. If the Company has not assumed the defense of a Proceeding for which it is advancing Expenses, Indemnitee shall have the right to select counsel in connection with such Proceeding (subject to consent by the Company, not to be unreasonably withheld).
(d)Separate Counsel. If the Company assumes the defense of a Proceeding for which it is advancing Expenses, Indemnitee shall have the right to employ separate counsel in such Proceeding, but all Expenses related thereto incurred after notice from the Company of its assumption of the defense shall be borne by Indemnitee unless: (i) the employment of separate counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee has reasonably determined, based on consultation with counsel, that there may be a conflict of interest between Indemnitee and the Company in the defense of the Proceeding, (iii) after a Change of Control, the employment of separate counsel by Indemnitee has been approved by Independent Counsel, or (iv) the Company has failed to in fact assume the defense of the Proceeding within 30 days (or sooner if the circumstances require). In all such cases described in clauses (i)-(iv) of the preceding sentence, Indemnitee’s Expenses for the Proceeding shall be advanced (subject to consent by the Company to Indemnitee’s selection of counsel, not to be unreasonably withheld).
8.Non-Exclusivity. Indemnitee’s rights under this Agreement shall not be exclusive of any other rights to which Indemnitee may at any time be entitled, including any other rights Indemnitee may have under the laws of the State of Delaware, the Organizational Documents, a vote of the stockholders, Board resolutions, applicable law, or any other contract.
9.Fullest Extent Permitted By Applicable Law. The parties expressly intend that this Agreement obligate the Company to indemnify Indemnitee’s Indemnifiable Costs or Expenses, as applicable, and advance Indemnitee’s Expenses to the fullest extent permitted by applicable law. To the extent that a change in applicable law after the date of this Agreement permits greater indemnification or advancement by agreement than would be afforded currently under this Agreement, it is the intent of the parties that the greater benefits to Indemnitee allowed by such change shall be required by and incorporated into this Agreement. For the avoidance of doubt, if the Company adopts any amendment to the Organizational Documents that would diminish or encumber Indemnitee’s rights to indemnification or advancement under the Organizational Documents, such change will not affect Indemnitee’s rights under this Agreement.
10.D&O Insurance. The Company shall use commercially reasonable efforts to maintain D&O Insurance that provides Indemnitee with coverage that is substantially similar to the coverage provided to directors and officers of the Company, so long as Indemnitee serves in any capacity relevant to this Agreement, and thereafter for at least 6 years (in light of relevant statutes of limitation). Upon request, the Company shall provide Indemnitee with a copy of all D&O Insurance policies (including declarations and endorsements).

11.Amendment. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.
12.Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.
13.No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (whether under the Organizational Documents, any insurance policy, by law, or otherwise).
14.Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the parties and their successors and assigns, including without limitation any direct or indirect successor by purchase, merger, consolidation, or otherwise, spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation, or otherwise) to all, substantially all, or a substantial part, of the business or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve in any capacity relevant to this Agreement.
15.Severability. If any provision (or portion thereof) of this Agreement shall be held to be invalid, void, or otherwise unenforceable, the remaining provisions (or portions thereof) shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void, or otherwise unenforceable, that is not itself invalid, void, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void, or unenforceable.
16.Governing Law and Consent to Jurisdiction. This Agreement and all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or non-performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law principles that would cause the application of the laws of any other jurisdiction. The Company and Indemnitee hereby irrevocably and unconditionally (i) consent to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Delaware Court”) for all purposes of any action or proceeding arising out of or in connection with this Agreement, (ii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (iii) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.
17.Entire Agreement. Subject to Section 8, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written, and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Organizational Documents, any D&O Insurance maintained by the Company and applicable law, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.
18.No Bar Orders. The Company shall not seek from a court, or agree to, a “bar order” which would have the effect of prohibiting or limiting Indemnitee’s rights under this Agreement.
19.Jury Waiver. EACH PARTY IRREVOCABLY, UNCONDITIONALLY, AND EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, OR OTHER PROCEEDING RELATING TO THIS AGREEMENT.
20.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement may be executed and delivered electronically.
21.Interpretation. The headings of this Agreement are for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof. Unless otherwise specified, all references in this Agreement to any “Section,” paragraph, clause or other subdivision are to the corresponding section, paragraph, clause or subdivision of this Agreement.
22.Notices. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by email, by hand, or by overnight delivery:
to the Company at:
Walgreens Boots Alliance, Inc.
108 Wilmot Road
Deerfield, IL 60015
Attn: Global Chief Legal Officer
Email: Lanesha.Minnix@wba.com

With a copy to:

Walgreens Boots Alliance, Inc.

108 Wilmot Road
Deerfield, IL 60015
Attn: Corporate Secretary
Email: WBACorpSecOffice@wba.com

to Indemnitee at:
[Indemnitee Name]
[Indemnitee Address]
Email: [●]

Notice of change of address shall be effective only when done in accordance with this Section 22. All notices complying with this Section 22 shall be deemed to have been received on the date of delivery.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day specified above.

COMPANY:	Walgreens Boots Alliance, Inc. By:_______________________________________ Name: [●] Title: [●]
Signature Page to
Indemnification Agreement

INDEMNITEE:	[DIRECTOR/OFFICER NAME] ______________________________________

Signature Page to
Indemnification Agreement